Exhibit 4.1
EXECUTION VERSION

THIRD AMENDMENT, dated as of November 17, 2016 (this “Amendment”) to the Credit Agreement (as defined below) among GCI Holdings, Inc. (the “Borrower”), the financial institutions and other lenders party hereto (each an “Amendment Lender”), and Credit Agricole Corporate and Investment Bank, as the Administrative Agent, the Issuing Bank and the Swingline Lender.
RECITALS
A.    The Borrower, Parent, the Subsidiary Guarantors, the Lenders party thereto from time to time and the Administrative Agent, are party to that certain Fourth Amended and Restated Credit and Guarantee Agreement, dated as of February 2, 2015, as amended, supplemented or otherwise modified by First Amendment, dated as of August 3, 2015, Guarantee Supplement No. 1, dated as of May 14, 2015, Guarantee Supplement No. 2, dated as of May 14, 2015, Second Amendment, dated as of February 12, 2016, and Guarantee Supplement No. 3, dated as of March 3, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
B.    The Credit Agreement permits the Borrower to obtain Credit Agreement Refinancing Debt from any Additional Refinancing Lender in respect of all or any portion of the Existing Term Loans, the Revolving Loans and the Term B Loans outstanding under the Credit Agreement in the form of Refinancing Term Loans and Refinancing Revolving Loans pursuant to Refinancing Term Commitments and Refinancing Revolving Commitments, as applicable, each pursuant to a Refinancing Amendment.
C.    On the Third Amendment Refinancing Effective Date (as defined below), the Borrower intends to (1) terminate the existing Revolving Commitments, (1) enter into new Refinancing Revolving Commitments of $200,000,000 pursuant to Section 2.14 of the Credit Agreement (the “New Revolving Loan Commitments”), (1) enter into new Refinancing Term Commitments of $215,000,000 pursuant to Section 2.14 of the Credit Agreement (the “New Term Loan Commitments” and, together with the New Revolving Loan Commitments, the “New Commitments”), (1) incur (by Loan Conversion (as defined below) or the borrowing of new loans) Refinancing Term Loans pursuant to Section 2.14 of the Credit Agreement under the New Term Loan Commitments in an aggregate principal amount of $215,000,000 (the “New Term Loans”), (1) incur (by Loan Conversion or the borrowing of new loans) Refinancing Revolving Loans pursuant to Section 2.14 of the Credit Agreement under the New Revolving Loan Commitments (the “New Revolving Loans”, and together with the New Term Loans, the “New Loans”) in an aggregate principal amount (the “Aggregate New Revolving Loan Amount”) equal to the excess, if any, of (A) the sum of $25,000,000 plus the outstanding principal balance of the Original Pro-rata Facility Loans minus (B) the initial principal amount of the New Term Loans, and (1) use the proceeds of the New Loans (and, at the election of the Borrower, cash on hand) to (A) pay all accrued and unpaid interest on the Existing Term Loans and Revolving Loans outstanding immediately prior to the Third Amendment Refinancing Effective Date (the “Original Pro-rata Facility Loans”), (B) pay all fees accrued pursuant to Sections 3.3(a) and 3.3(b) of the Credit Agreement to the extent unpaid, (C) repay the principal amount of all Original Pro-rata Facility Loans that were not the subject of a Loan Conversion, (D) prepay $25,000,000 in principal amount of the Term B Loans (the “Term B Loan Prepayment”) and accrued interest on the amount prepaid, (E) pay fees and expenses incurred in connection with the foregoing, and (F) any amounts owing by the Borrower pursuant to Section 3.6 of the Credit Agreement.

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D.    Subject to the terms and conditions set forth herein, each Amendment Lender that is listed on Exhibit A hereto as providing a New Revolving Loan Commitment, a New Term Loan Commitment, or both (each such Amendment Lender a “New Refinancing Lender”; each New Refinancing Lender who is holding a Term B Loan, an Existing Term Loans and/or Revolving Loans immediately prior to the Third Amendment Refinancing Effective Date, a “Continuing Lender”) has agreed to provide (i) a New Term Loan Commitment in the amount set forth on Exhibit A hereto, (ii) a New Revolving Loan Commitment in the amount set forth on Exhibit A hereto, or (iii) both.
E.    Subject to the terms and conditions set forth herein, each Continuing Lender has agreed to convert (“Loan Conversion”) such portion of the aggregate outstanding principal balance of its Original Pro-rata Facility Loans and of its Term B Loan into (i) a New Term Loan, (ii) a New Revolving Loan, or (iii) both, in each case to the extent set forth on Exhibit A hereto.
F.    In order to effect the foregoing, the Administrative Agent, the New Refinancing Lenders, the Issuing Bank and the Swingline Lender (collectively, the “Refinancing Institutions”) and the Borrower, desire to amend the Credit Agreement, subject to the terms and conditions set forth herein. This Amendment (other than Article II hereof) is a Refinancing Amendment contemplated by Section 2.14 of the Credit Agreement to provide for the New Loans, which is subject to the approval of the Borrower and the Refinancing Institutions, which will become effective only on the Third Amendment Refinancing Effective Date. “Refinancing Amendment 2016” means this Amendment, other than Article II hereof.
G.    The Borrower also desires to amend the Credit Agreement to modify the terms thereof with respect to certain accounting changes and other matters. In order to effect these modifications, the Borrower and Required Lenders desire to amend the Credit Agreement, subject to the terms and conditions set forth in Article II hereof, which will become effective only on the Third Amendment Modification Date. “Other Amendment” means this Amendment, other than Article I hereof.
AGREEMENTS
ARTICLE I.

Refinancing Amendment 2016
In consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Refinancing Institutions hereby agree as follows:
SECTION 1.01.    New Loan Commitments.
(b)    Subject to the terms and conditions set forth herein, on the Third Amendment Refinancing Effective Date each Continuing Lender agrees to convert such portion of the aggregate outstanding principal balance of its Original Pro-rata Facility Loans and of its Term B Loan into (i) a New Term Loan (each a “Converted Term Loan”), (ii) a New Revolving Loan (each a “Converted Revolving Loan”; all Converted Revolving Loans and all Converted Term Loans, collectively, “Converted Loans”), or (iii) both, in each case to the extent set forth on Exhibit A hereto. Without limiting the generality of the foregoing, each Continuing Lender shall have a commitment to acquire, by Loan Conversion, Converted Loans in the amount of Original Pro‑rata Facility Loans and Term B Loan then held by such Continuing Lender (or such lesser amount equal to its New Commitments).

(c)    Subject to the terms and conditions set forth herein, on the Third Amendment Refinancing Effective Date each New Refinancing Lender agrees to fund (i) a New Term Loan in a principal amount equal to the excess, if any, of its New Term Loan Commitment, if any, minus the principal amount of its Converted Term Loan, if any, (ii) a New Revolving Loan in a principal amount equal to (y)(1) a fraction, the numerator of which is its New Revolving Loan Commitment and the denominator of which is the sum of all New Revolving Loan Commitments (with respect to each New Refinancing Lender, its “Revolving Refinancing Percentage”), multiplied by (2) the Aggregate New Revolving Loan Amount, minus (z) the principal balance of its Converted Revolving Loan, or (iii) both.
(d)    Subject to the terms and conditions set forth herein, on the Third Amendment Refinancing Effective Date each New Refinancing Lender agrees that it shall acquire its Revolving Refinancing Percentage of all existing participations that shall have been created pursuant to Section 2.9(d) of the Credit Agreement in any Letter of Credit existing immediately prior to the Third Amendment Refinancing Effective Date.
(e)    Each New Refinancing Lender, by delivering its signature page to this Amendment and funding, or converting its Original Pro-rata Facility Loans and all or any portion of its Term B Loan into, New Loans on the Third Amendment Refinancing Effective Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or any Class of Lenders on the Third Amendment Refinancing Effective Date. The commitments of the New Refinancing Lenders are several, and no New Refinancing Lender shall be responsible for any other New Refinancing Lender’s failure to make New Loans.
(f)    Subject to the terms and conditions set forth herein, pursuant to Section 2.14 of the Credit Agreement, effective as of the Third Amendment Refinancing Effective Date, for all purposes of the Loan Documents, except as the context shall otherwise require, (A)(i) the New Term Loan Commitments shall constitute “Refinancing Term Commitments” and “Commitments”, (ii) the New Term Loans shall constitute “Existing Term Loans,” “Loans” and “Term Loans” and (iii) each New Term Loan Lender shall constitute a “Lender” and shall have all the rights and obligations of a Lender holding a Refinancing Term Commitment (or, following the making of a New Term Loan, an Existing Term Loan) and (B)(i) the New Revolving Loan Commitments shall constitute “Refinancing Revolving Commitments”, “Revolving Commitments” and “Commitments”, (ii) the New Revolving Loans shall constitute “Loans”, “Existing Revolving Loans”, and “Revolving Loans” and (iii) each New Revolving Loan Lender shall constitute a “Revolving Lender” and a “Lender” and shall have all the rights and obligations of a Lender holding a Refinancing Revolving Commitment (and, following the making of a New Revolving Loan, a Revolving Loan).
(g)    Subject to the terms and conditions set forth herein and in the Credit Agreement, each New Refinancing Lender that is providing a New Revolving Loan Commitment agrees, without duplication of its obligations under Section 2.1(a) of the Credit Agreement, to make Revolving Loans with respect to the Facility created by Refinancing Amendment 2016 to the Borrower in dollars from time to time during the Revolving Availability Period for such Facility in an aggregate principal amount that will not result in such New Refinancing Lender’s Revolving Credit Exposure with respect to such Facility exceeding such Lender’s Revolving Commitment for such Facility.

(h)    Notwithstanding anything to the contrary contained herein or in the Credit Agreement, the Borrower agrees for the benefit of the New Refinancing Lenders and each other Lender that the refinancing of Loans pursuant hereto shall, solely for purposes of Section 3.6 of the Credit Agreement, constitute a prepayment thereof on the Third Amendment Refinancing Effective Date.
(i)    Immediately upon the effectiveness of Refinancing Amendment 2016, the Borrower shall pay (with the proceeds of the New Loans and other funds available to the Borrower) to the Administrative Agent, for the account of each Lender, the following (collectively, the “Refinancing Amount”): (1) all accrued and unpaid interest on its Original Pro-rata Facility Loans (whether or not then due), (1) all unpaid fees owing to such Lender pursuant to Sections 3.3(a) and 3.3(b) of the Credit Agreement (whether or not then due), (1) the excess, if any, of (A) the sum of the aggregate outstanding principal balance of such Lender’s Original Pro-rata Facility Loans and such Lender’s pro rata share, if any, of the Term B Loan Prepayment, minus (B) the principal amount of such Lender’s New Loans on the Third Amendment Refinancing Effective Date, and (1) any amount owing to such Lender pursuant to Section 3.6 of the Credit Agreement.
(j)    Each New Refinancing Lender waives, solely in respect of the prepayment of Original Pro-rata Facility Loans and its pro rata share of the Term B Loan Payment and the making of (or conversion into) New Loans, as contemplated hereby, compliance with the requirements set forth in (A) Section 2.7(a) of the Credit Agreement with respect to the pro rata application of the prepayment thereof, (B) Section 2.7(g) of the Credit Agreement that the Borrower give prior notice of a voluntary prepayment of Loans and (C) Section 2.3 of the Credit Agreement that the Borrower deliver a Borrowing Request within the time periods specified therein.
(k)    Each New Refinancing Lender (a) represents and warrants to the Administrative Agent that (i) it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment, provide its New Commitments and make its New Loans, (ii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment, provide its New Commitments and make its New Loans, and (iii) if it is a Non-US Lender, it has provided any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such New Refinancing Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender thereunder, and (iii) it hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.
(l)    The New Term Loan Commitments shall terminate after the making of the New Term Loans on the Third Amendment Refinancing Effective Date.

(m)    For the avoidance of doubt, (i) the New Term Loans constitute a Class of Refinancing Term Loans under the Credit Agreement, but the Credit Agreement is being amended hereby to use the term “Existing Term Loan” to refer to each New Term Loan instead of the term “Refinancing Term Loan”, (ii) the New Revolving Loans constitute a Class of Refinancing Revolving Loans under the Credit Agreement, but the Credit Agreement is being amended hereby to use the term “Existing Revolving Loans” to refer to the New Revolving Loans instead of the term “Refinancing Revolving Loan”, and (iii) the New Revolving Loan Commitments constitute a separate Class of Refinancing Revolving Commitments under the Credit Agreement, but the Credit Agreement is being amended hereby to change certain other terms to refer thereto.
SECTION 1.02.    Conditions Precedent to Making of New Loans. The obligation of each New Refinancing Lender to make New Loans (including through a Loan Conversion of Loans) on the Third Amendment Refinancing Effective Date is subject to the satisfaction of the following conditions:
(i)    Immediately before and after giving effect to the New Loans, the Term B Loan Prepayment and the repayment in full of the Original Pro-rata Facility Loans, (a) the representations and warranties set forth in Section 3.03 hereof shall be true and correct in all material respects on and as of the Third Amendment Refinancing Effective Date, (b) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Third Amendment Refinancing Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Third Amendment Refinancing Effective Date or on such earlier date, as the case may be, (c) no Default shall have occurred and be continuing, and (d) the Administrative Agent shall have received a certificate of the Parent dated the Third Amendment Refinancing Effective Date to the foregoing effect, signed by a Responsible Officer of the Parent.
(ii)    The Administrative Agent shall have received the following executed legal opinions: (a) the legal opinion of Sherman & Howard L.L.C., special counsel to the Loan Parties; (b) the legal opinion of Stoel Rives LLP, special Alaska counsel to the Loan Parties; and (c) the legal opinion of the Borrower by Tina Pidgeon, special internal FCC counsel to the Loan Parties, and Mark Moderow, special internal Alaska regulatory counsel to the Loan Parties, in each case, covering such matters as the Refinancing Institutions may reasonably request and otherwise reasonably satisfactory to the Refinancing Institutions. The Borrower hereby requests such counsel to deliver such opinions.
(iii)    The Administrative Agent shall have received a certificate of each of the Loan Parties, dated the Third Amendment Refinancing Effective Date, substantially in the form of Exhibit F to the Credit Agreement with appropriate insertions, executed by any Responsible Officer of such Loan Party.
(iv)    The Administrative Agent shall have received a certificate of the Parent, dated the Third Amendment Refinancing Effective Date, executed by a

Financial Officer of the Parent (a) certifying that no Material Adverse Effect has occurred, and no material adverse effect on the performance of the Borrower and the Subsidiaries (other than NMTC Subsidiaries), taken as a whole, has occurred, in either case since December 31, 2015, (b) either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents executed in connection with this Amendment to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required and (c) certifying that the performance by each Loan Party of its obligations under each Loan Document to which it is a party does not (1) violate any applicable law, statute, rule or regulation or (2) conflict with, or result in a default or event of default under, any material agreement of any Loan Party, including, without limitation, any instrument or agreement (x) governing any debt or equity (or warrant or option with respect thereto) of Parent and its subsidiaries and (y) that would constitute a material contract of any Loan Party.
(v)    The Administrative Agent shall have received a Borrowing Request in a form reasonably acceptable to the Administrative Agent requesting that the New Refinancing Lenders make the New Loans to the Borrower on the Third Amendment Refinancing Effective Date.
(vi)    The Administrative Agent shall have received a solvency certificate signed by a Financial Officer on behalf of the Borrower substantially in the form of Exhibit H to the Credit Agreement.
(vii)    The conditions to effectiveness of this Amendment set forth in Section 1.04 hereof (other than paragraph (b) thereof) shall have been satisfied.
(viii)    Each Loan Party shall have entered into a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent.
(ix)    The Borrower shall have delivered to any New Refinancing Lender that requests its New Loans be evidenced by a Note, a Note payable to such New Refinancing Lender.
(x)    Credit Agricole Corporate and Investment Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., SunTrust Robinson Humphrey, Inc., and TD Securities (USA) LLC (collectively, the “Co‑Lead Arrangers”) and each New Refinancing Lender shall have received all documentation at least two Business Days prior to the Third Amendment Refinancing Effective Date and other information about the Loan Parties that shall have been reasonably requested in writing at least 10 Business Days prior to the Third Amendment Refinancing Effective Date and that the Administrative Agent, the Co-Lead Arrangers or the New Refinancing Lenders have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act.

SECTION 1.03.    Refinancing Amendment of Credit Agreement. Effective as of the Third Amendment Refinancing Effective Date, the Credit Agreement is hereby amended as follows:
(i)    The following definitions are hereby added in the appropriate alphabetical order to Section 1.1 (or, to the extent applicable, are hereby amended and restated in their entirety):
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Existing Facility Maturity Date” means the earlier to occur of (a) November 17, 2021 and (b) if the 2021 Senior Notes are not refinanced or repaid in full prior to the date that is 180 days prior to the stated maturity date of the 2021 Senior Notes, such date.
“Existing Revolving Facility” means the Revolving Commitments other than Extended Revolving Commitments and Refinancing Revolving Commitments (but including the New Revolving Loan Commitments as defined in the Third Amendment) and the Revolving Loans other than Extended Revolving Loans and Refinancing Revolving Loans (but including the Existing Revolving Loans).

“Existing Revolving Loan” means a New Revolving Loan (as defined in the Third Amendment) made (by conversion or funding) on or after the Third Amendment Refinancing Effective Date.
“Existing Term Loan” means a New Term Loan (as defined in the Third Amendment) made (by conversion or funding) on the Third Amendment Refinancing Effective Date.
“Senior Notes” means the 6.875% Senior Notes due 2025 of the Parent and the 6 ¾% Senior Notes due 2021 of the Parent (the “2021 Senior Notes”).
“Third Amendment” means the Third Amendment to this Agreement, dated as of November 17, 2016, among the Borrower, the Lenders and other Persons party thereto, and the Administrative Agent.
“Third Amendment Co‑Lead Arrangers” means Credit Agricole Corporate and Investment Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., SunTrust Robinson Humphrey, Inc., and TD Securities (USA) LLC.
“Third Amendment Refinancing Effective Date” has the meaning assigned thereto in the Third Amendment.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(ii)    Schedule 1.1A thereto is hereby amended and restated in its entirety in the form of Schedule 1.1A hereto.
(iii)    The defined term “Defaulting Lender” contained in Section 1.1 is hereby amended by replacing the phrase “or (e)(i)” contained therein with “(e) in the event such Lender is a New Refinancing Lender (as defined in the Third Amendment), become, or has any direct or indirect parent company that has become, the subject of a Bail-in Action, or (f)(i)”.
(iv)    The defined term “Revolving Commitment” contained in Section 1.1 is hereby amended by replacing the last two sentences with, “The amount of each Lender’s Revolving Commitment under the Existing Revolving Facility on the Third Amendment Refinancing Effective Date is set forth on such Schedule 1.1A. The aggregate amount of the Revolving Commitments under the Existing Revolving Facility on the Third Amendment Refinancing Effective Date is $200,000,000.”
(v)    Section 2.1(a) is hereby amended by deleting the first two sentences thereof in their entirety.

(vi)    Section 2.1(b) is hereby amended by replacing the first two sentences thereof with, “On the Third Amendment Refinancing Effective Date, each Existing Term Lender made Existing Term Loans to the Borrower. The outstanding principal amount of the Existing Term Loans on the Third Amendment Refinancing Effective Date is $215,000,000.”
(vii)    The table in Section 2.7(c) is hereby amended and restated in its entirety as follows:

Calendar Year	Percentage
2017	1.250%
2018	1.875%
2019	3.125%
2020	3.750%
(viii)    Section 3.7 is hereby amended to insert the following paragraph (j) at the end of such Section:
(j)    Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the Third Amendment Refinancing Effective Date, the Borrower and the Administrative Agent shall treat (and the Revolving Lenders and the Existing Term Lenders hereby authorize the Administrative Agent and Loan Parties to treat) the Existing Revolving Loans and the Existing Term Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(ix)    Section 4.1 is hereby amended by inserting the following sentence at the end thereof: “No Loan Party is an EEA Financial Institution.”
(x)    Section 7.1(f) is amended by replacing the dollar amount “$750,000,000” contained therein with “$775,000,000”.
(xi)    Section 7.15 is hereby amended by inserting the term “Third Amendment Co‑Lead Arranger,” immediately following the term “Arranger” appearing therein.
(xii)    The eighth paragraph of Article 9 is hereby amended to insert the term “, Third Amendment Co‑Lead Arranger” immediately prior to the phrase “or Arranger” appearing therein.
(xiii)    Section 10.3 is hereby amended to insert the term “Third Amendment Co‑Lead Arranger,” immediately following the term “Arranger,” in each instance it appears therein.
(xiv)    Section 10.16 is hereby amended by (a) replacing the term “Lead Arranger” appearing therein with the phrase “Lead Arranger and each Third Amendment Co‑Lead Arranger”, and (b) replacing the phrase “any Arranger” appearing therein with “any Arranger, any Third Amendment Co‑Lead Arranger”.

(xv)    Article 10 is hereby amended by adding a new Section 10.18 at the end thereof as follows:
Section 10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any New Refinancing Lender (as defined in the Third Amendment) that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any New Refinancing Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 1.04.    Refinancing Amendment Effectiveness. Refinancing Amendment 2016 shall become effective as of the first date (the “Third Amendment Refinancing Effective Date”) on which the following conditions have been satisfied:
(b)    The Administrative Agent (or its counsel) shall have received from the Borrower and each Refinancing Institution, either (x) counterparts of this Amendment signed on behalf of such parties and approving Refinancing Amendment 2016 or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmissions of signed signature pages) that such parties have signed counterparts of this Amendment and approved Refinancing Amendment 2016.

(c)    The conditions to the making of the New Loans set forth in Section 1.02 hereof (other than clause (vii) thereof) shall have been satisfied.
(d)    The Administrative Agent shall have received the results of a recent Lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, or other filings or recordations should be made to evidence or perfect security interests in the Collateral, and such search shall reveal no Liens on any of the Collateral, except for Liens permitted by Section 7.2 of the Credit Agreement.
(e)    The Borrower shall have obtained New Term Loan Commitments in an aggregate amount equal to $215,000,000 and New Revolving Loan Commitments in an aggregate amount equal to $200,000,000.
(f)    The Borrower shall have paid in full, or substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 1.04 hereof shall pay in full, the Refinancing Amount.
(g)    The Borrower shall have paid to the Administrative Agent, for the Account of each New Refinancing Lender, such fees in such amounts as the Borrower shall have agreed to in writing.
(h)    The Administrative Agent and the Co-Lead Arrangers shall have received, in immediately available funds, payment or reimbursement of all fees, out-of-pocket costs and expenses, compensation and other amounts then due and payable in connection with this Amendment, including, in the case of the Administrative Agent, to the extent invoiced at least one Business Day prior to the Third Amendment Refinancing Effective Date, the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Co-Lead Arrangers.
The Administrative Agent shall notify each other Refinancing Institution, the other Lenders and the Borrower of the Third Amendment Refinancing Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, the amendment effected by this Article I shall not become effective and the obligations of the New Refinancing Lenders hereunder to make New Loans will automatically terminate, if each of the conditions set forth or referred to in Sections 1.02 and 1.04 hereof has not been satisfied at or prior to 5:00 p.m., New York City time, on November 30, 2016.

ARTICLE II.

Other Amendment
In consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Required Lenders hereby agree as follows:
SECTION 2.01.    Amendment of Credit Agreement. Effective as of the Third Amendment Modification Date, the Credit Agreement is hereby amended as follows:
(i)    The following definitions are hereby added in the appropriate alphabetical order to Section 1.1 (or, to the extent applicable, are hereby amended and restated in their entirety):
"Alaska Plan” means the Universal Service Fund plan for Alaska as described in the FCC’s Report and Order and Further Notice of Proposed Rulemaking, as adopted on August 23, 2016 (Doc. No. FCC-16-115).
“Operating Cash Flow” means, for any Person for any period, (a) Net Income of such Person for such period, plus (b) without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) provision for income taxes for such period, (iii) the aggregate amount attributable to depreciation and amortization for such period, (iv) the aggregate amount of other non‑cash charges for such period attributable to the adoption of the Alaska Plan, but not in excess of $45.0 million in the aggregate for all periods, (v) the aggregate amount of all other non‑cash charges for such period (other than any non‑cash charges attributable to the adoption of the Alaska Plan), (vi) the aggregate amount of all non-cash compensation paid to directors, officers and employees, and (vii) the aggregate amount of extraordinary or non-recurring charges during such period, minus (c) without duplication and to the extent added in determining such Net Income, the aggregate amount of extraordinary, non-operating and non-recurring additions to income during such period (including IRUs that do not provide for periodic payments to be made at least semi-annually during the term of such transaction in proportion to the availability of capacity), plus (d) without duplication, cash received in excess of revenue recognized under Roaming Contracts in accordance with the Projections, minus (e) without duplication, revenue recognized in excess of cash received under Roaming Contracts in accordance with the Projections.
“Projections” means the projections set forth in the Borrower’s October 13, 2016 Pro Rata Lenders’ Presentation.
“Roaming Contracts” means long-term fixed roaming arrangements entered into in calendar year 2016 pursuant to which the Parent, the Borrower or any Subsidiary shall have agreed to provide roaming services to other wireless carriers.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, at the date of the Third Amendment, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Securitization” means any transfer by the Borrower or any Subsidiary of accounts receivable and proceeds thereof or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization, net of any such accounts receivables or interests therein that have been written off as uncollectible.
“Securitization Entity” means any wholly‑owned limited purpose Subsidiary that purchases accounts receivable of the Borrower or any Subsidiary pursuant to a Securitization.
(ii)    The defined term “Excluded Subsidiary” contained in Section 1.1 is hereby amended by inserting the phrase “each Securitization Entity,” immediately after the phrase “each NMTC Subsidiary,” contained therein.
(iii)    The defined term “Federal Funds Effective Rate” contained in Section 1.1 is hereby amended by inserting the phrase “the higher of (a) 0.00% and (b)” immediately after the phrase “means, for any day,” contained therein.
(iv)    The defined term “Indebtedness” contained in Section 1.1 is hereby amended by (a) deleting the word “and” immediately before clause (x) thereof, and (b) inserting the following immediately before the period at the end of the first sentence thereof: “, and (xi) all obligations of such Person incurred under or in connection with a Securitization”.
(v)    The defined term “LIBO Rate” contained in Section 1.1 is hereby amended by inserting the phrase “the higher of (a) 0.00% and (b)” immediately after the phrase “for any Interest Period,” contained therein.
(vi)    The defined term “Material Obligations” contained in Section 1.1 is hereby amended by inserting the following immediately after the period at the end thereof: “For purposes of determining Material Obligations, the “principal amount” in respect of any Securitization shall be determined as set forth in the definition of such term.”

(vii)    The defined term “One Month LIBO Rate” contained in Section 1.1 is hereby amended by inserting the phrase “the higher of (a) 0.00% and (b)” immediately after the phrase “means as of any date,” contained therein.
(viii)    The defined term “Senior Debt” contained in Section 1.1 is hereby amended by inserting the following phrase immediately before the period at the end thereof: “, plus (without duplication) (e) the aggregate principal amount of all Securitizations of the Borrower and the Subsidiaries”.
(ix)    The defined term “Total Debt” contained in Section 1.1 is hereby amended by inserting the following phrase immediately before the period at the end of the first sentence thereof: “, plus (without duplication) (d) the aggregate principal amount of all Securitizations of the Borrower and the Subsidiaries”.
(x)    Section 1.4 is hereby amended by inserting the following at the end thereof: “Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Borrower as of, and for the period ended on, December 31, 2015, for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.”
(xi)    Section 7.1(n) is hereby amended by replacing “$100,000,000” with “$120,000,000”.
(xii)    Section 7.1 is hereby amended by (a) deleting the word “and” at the end of Section 7.1(q), (b) replacing the period at the end of Section 7.1(r) with “; and”, and (c) inserting a new paragraph (s) at the end thereof as follows:
(s)    Indebtedness of any one or more Securitization Entities in connection with one or more Securitizations with an aggregate principal amount not in excess of $150,000,000 at any one time outstanding.
(xiii)    Section 7.2 is hereby amended by (a) deleting the word “and” at the end of Section 7.2(g), (b) replacing the period at the end of Section 7.2(h) with “; and”, and (c) inserting a new paragraph (i) at the end thereof as follows:
(i)    Liens on the property of any Securitization Entity pursuant to a Securitization, the sale of accounts receivable pursuant to a Securitization, and Liens resulting from the characterization of such sale as secured indebtedness.
(xiv)    Section 7.7(f) is hereby amended and restated in its entirety as follows:
(f)    sales of accounts receivable, proceeds thereof and interests therein under any Securitization;
(xv)    Section 7.11 is hereby amended by replacing the phrase “and (vi)” contained therein with the phrase “(vi) the foregoing shall not apply to restrictions and conditions imposed by any agreement, document or instrument relating to any Securitization, and (vii)”.
(xvi)    Paragraph (g) of Article 8 of the Credit Agreement is hereby amended by replacing the phrase “provided that this paragraph (g)” contained therein with the phrase “or there shall occur any default, event of default, event of termination or other event that results in, or entitles any person other than the Borrower or a Subsidiary to cause, the acceleration of any Indebtedness, or the early termination of the purchase of accounts receivable, under any Securitization, provided that this paragraph (g)”.
(xvii)    Section 10.14(a)(i) is hereby amended by inserting the phrase “, service providers” immediately after the phrase “legal counsel” contained therein.
(xviii)    Exhibit G to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit G hereto.
SECTION 2.02.    Waiver of Notice of Prepayment. In connection with any prepayment of Loans contemplated by this Amendment, Required Lenders hereby waive compliance with the requirements set forth Section 2.7(g) of the Credit Agreement that the Borrower give prior notice of a voluntary prepayment of such Loans.
SECTION 2.03.    Other Amendment Effectiveness. The Other Amendment shall become effective as of the first date (the “Third Amendment Modification Date”) on which the following conditions have been satisfied:
(b)    The Administrative Agent (or its counsel) shall have received from the Borrower and Required Lenders, either (x) counterparts of this Amendment signed on behalf of such parties and approving the Other Amendment or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmissions of signed signature pages) that such parties have signed counterparts of this Amendment and approved the Other Amendment.
(c)    The Administrative Agent shall have received, in immediately available funds, payment or reimbursement of all fees, out-of-pocket costs and expenses, compensation and other amounts then due and payable in connection with this Amendment, including, to the extent invoiced at least one Business Day prior to the Third Amendment Modification Date, the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
The Administrative Agent shall notify the Borrower and the Lenders of the Third Amendment Modification Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, the amendment effected by Article II hereof shall not become effective if each of the conditions set forth or referred to in Section 2.03 hereof has not been satisfied at or prior to 5:00 p.m., New York City time, on November 30, 2016.
ARTICLE III.

Miscellaneous
SECTION 3.01.    Defined Terms. Capitalized terms used herein (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction specified in Section 1.3 of the Credit Agreement also apply to this Amendment.
SECTION 3.02.    Amendment of Credit Agreement. Effective as of the earlier to occur of the Third Amendment Refinancing Effective Date and the Amendment Modification Date, the following definitions are hereby added to the Credit Agreement in the appropriate alphabetical order to Section 1.1 (or, to the extent applicable, are hereby amended and restated in their entirety):
“Security Documents” means (a) the Security Agreement, (b) the Pledge Agreement, (c) the First Amendment Reaffirmation Agreement, (d) the Third Amendment Reaffirmation Agreement, and (e) each other security agreement, instrument or other document executed or delivered pursuant to this Agreement or any agreement referred to in clauses (a), (b), (c) or (d) above to secure any of the Obligations.
“Third Amendment Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of November 17, 2016, among the Loan Parties party thereto and the Administrative Agent.
SECTION 3.03.    Representations and Warranties. To induce the Refinancing Institutions and the Lenders to enter into this Amendment, the Borrower represents and warrants to each Refinancing Institution and the Lenders as follows:
(b)    As of the Third Amendment Refinancing Effective Date and the Third Amendment Modification Date, and after giving effect to the transactions and amendments to occur on each such date, this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes, and the Credit Agreement, as amended hereby on such date, will constitute, its legal, valid and binding obligation, enforceable against each of the Loan Parties party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.
(c)    The representations and warranties of each Loan Party set forth in the Loan Documents are, after giving effect to this Amendment, true and correct in all material respects on and as of the Third Amendment Refinancing Effective Date and the Third Amendment Modification Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).
(d)    After giving effect to this Amendment and the transactions contemplated hereby, no Default has occurred and is continuing on the Third Amendment Refinancing Effective Date or the Third Amendment Modification Date.
SECTION 3.04.    Effect of Amendment. (%3) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Credit Agreement or entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply to and be effective only with respect to the provisions of the Credit Agreement and the other Loan Documents specifically referred to herein.
(b)    On and after each of the Third Amendment Refinancing Effective Date and the Third Amendment Modification Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Credit Agreement, “thereunder”, “thereof”, “therein” or words of like import in any other Loan Document, shall be deemed a reference to the Credit Agreement, as amended hereby. This Amendment (other than Article II hereof) shall constitute a Refinancing Amendment entered into pursuant to Section 2.14 of the Credit Agreement and a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 3.05.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The provisions of Sections 10.9 and 10.10 of the Credit Agreement shall apply to this Amendment to the same extent as if fully set forth herein.
SECTION 3.06.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.
SECTION 3.07.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their officers as of the date first above written.
GCI HOLDINGS, INC.

By:    /s/ Peter J. Pounds
Name:    Peter J. Pounds
Title:    Chief Financial Officer

GCI – Third Amendment Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the Administrative Agent, the Issuing Bank, the Swingline Lender, a Lender, a New Refinancing Lender and as a Co‑Lead Arranger
By:        /s/ Gary Herzog
Name:    Gary Herzog
Title:     Managing Director
By:        /s/ Kestrina Budina
Name:    Kestrina Budina
Title:    Director

GCI – Third Amendment Signature Page

BANK OF AMERICA, N.A., as a Lender and a New Refinancing Lender
By:    /s/ Jim McCary
Name:    Jim McCary
Title:    Vice President

GCI – Third Amendment Signature Page

MUFG UNION BANK, N.A., as a Lender and a New Refinancing Lender
By:    /s/ Matthew Hillman
Name:    Matthew Hillman
Title:    Vice President

GCI – Third Amendment Signature Page

SUNTRUST BANK, as a Lender and a New Refinancing Lender
By:    /s/ Marshall T. Mangum, III
Name:    Marshall T. Mangum, III
Title:    Director

GCI – Third Amendment Signature Page

WELLS FARGO BANK, N.A., as a Lender and a New Refinancing Lender
By:    /s/ Chris Clifford
Name:    Chris Clifford
Title:    Vice President

GCI – Third Amendment Signature Page

COBANK, ACB, as a Lender and a New Refinancing Lender
By:    /s/ Jacqueline Bove
Name:    Jacqueline Bove
Title:    Vice President

GCI – Third Amendment Signature Page

NORTHRIM BANK, as a Lender and a New Refinancing Lender
By:    /s/ Joseph M. Beedle
Name:    Joseph M. Beedle
Title:    Chairman of the Board

GCI – Third Amendment Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender and a New Refinancing Lender
By:    /s/ Lexanne Cooper
Name:    Lexanne Cooper
Title:    Authorized Signatory

GCI – Third Amendment Signature Page

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender and a New Refinancing Lender
By:    /s/ Daniel Ponzio
Name:    Daniel Ponzio
Title:    Vice President

GCI – Third Amendment Signature Page

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender and a New Refinancing Lender
By:    /s/ Andrew J. Meara
Name:    Andrew J. Meara
Title:    Senior Vice President

GCI – Third Amendment Signature Page

CAPITAL ONE, N.A., as a Lender and a New Refinancing Lender
By:    /s/ Nirmal Bivek
Name:    Nirmal Bivek
Title:    Duly Authorized Signatory

GCI – Third Amendment Signature Page

THIRD AMENDMENT
By executing this signature page, the undersigned consents and agrees to the terms of this Amendment.
Check all that apply

¨	Refinancing Amendment 2016. The undersigned hereby irrevocably and unconditionally approves Refinancing Amendment 2016.

¨	Other Amendment. The undersigned hereby irrevocably and unconditionally approves the Other Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and delivered by a duly authorized officer as of the date first written above.
______________________________________
(type name of the legal entity)
BY
NAME:
TITLE:
If a second signature is necessary:
BY
NAME:
TITLE:

NY02DOCS\1950415.14\C072091\0303228

EXHIBIT A
[to follow]

GCI – Third Amendment Signature Page

EXHIBIT G
FORM OF COMPLIANCE CERTIFICATE
[to follow]

NY02DOCS\1950415.14\C072091\0303228

SCHEDULE 1.1A
[to follow]

NY02DOCS\1950415.14\C072091\0303228